SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2007

eMagin Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-24757	56-1764501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10500 N.E. 8th Street, Suite 1400, Bellevue, WA 98004
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (425)-749-3600

Copies to:
Richard A. Friedman, Esq.
Eric A. Pinero, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective January 11, 2007, Gary W. Jones resigned as the President, Chief Executive Officer, and as a Director of eMagin Corporation (the “Company”) to permit him to focus full time on strategic efforts to find a suitable strategic partner to assist the Company in meeting future production requirements. There was no disagreement or dispute between Mr. Jones and the Company which led to his resignation.

In addition, on January 11, 2007 (the “Effective Date”) the Company entered into an Executive Separation and Consulting Agreement (the “Agreement”) with Mr. Jones pursuant to which the parties agreed upon separation payments payable to Mr. Jones and set forth the terms of the consulting relationship with the Company in which Mr. Jones will remain as chief negotiator in the ongoing negotiations with several potential strategic partners. Under the Agreement, the Company will make a payment to Mr. Jones in an amount equal to: (i) all accrued salary as of the date of the Agreement plus an additional 30 days of salary; (ii) the equivalent of salary for all unused and accrued sick, holiday and personal days; (iii) the equivalent of salary for 360 hours unused vacation; and (iv) 500,000 shares of registered shares of common stock of the Company. In addition, Mr. Jones has agreed to forfeit all of the stock options of the Company which he currently owns (approximately 230,000 options). Further, Mr. Jones will retain use of his current Company office and equipment, the Company will provide up to $7,500 for reasonable moving expenses of personal property from New York offices and all insurance benefits through the earlier of March 31, 2007 and the consummation of a strategic transaction by the Company, and the Company will reimburse Mr. Jones for reasonable expenses incurred in his consulting capacity. With respect to the consulting relationship in which Mr. Jones will remain as chief negotiator in ongoing negotiations with potential strategic partners and acquisition efforts, he will be paid $460,000 by the Company upon the consummation of a strategic transaction.

Under the Agreement, Mr. Jones agreed to release and forever discharge the Company from any and all claims, demands, causes of action, suits, damages, remedies, obligations, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, except for any claim which arises out of or is in any way related to the Agreement, which Mr. Jones now has, has ever had or may hereafter have against the Company arising contemporaneously with or prior to the Effective Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Effective Date. In addition, Mr. Jones will be subject to non-solicitation and non-competition provisions, subject to standard exceptions.

Further, effective January 11, 2007, the Board of Directors appointed Dr. K.C. Park, the Company’s Executive Vice President of International Operations, as Interim Chief Executive Officer and President, as well as a member of the Board of Directors. There are no understandings or arrangements between Dr. Park and any other person pursuant to which Dr. Park was selected as an executive officer and director. Dr. Park does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer. Following the appointment of Dr. Park, the Board of Directors shall consist of eight members.

Dr. K. C. Park has served as Executive Vice President of International Operations since 1998 and as President of the subsidiary, Virtual Vision, Inc., from 2002 to 2004. Earlier, with LG Electronics as Executive Vice President and member of the Board, he built up LG’s business in LCDs and PDPs, solidifying their world leadership position in flat-panel display products. Dr. Park began his career at IBM, where he managed flat panel display and semiconductor programs at the Watson Research Center, then served as Director of Display Technology with worldwide responsibility at the IBM Corporate Headquarters, and set up Technical Operations in Korea as Senior Managing Director. Under his management IBM Korea became a major supplier of display as well as semiconductor products, and he led IBM in pioneering the software industry in Korea. Dr. Park has established numerous alliances and partnerships with major corporations throughout the world and has served on the Boards of various corporations in Korea, Japan, and the U.S. He holds a Ph.D. in Solid State Chemistry from the University of Minnesota and an MBA from New York University.

On January 18, 2007, the Company issued a press release announcing the resignation of Gary W. Jones and appointment of Dr. K.C. Park, a copy of which is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 1.01	Entry Into a Material Definitive Agreement.

See Item 5.02 above.

Item 3.02	Unregistered Sales of Equity Securities.

See Item 5.02 above.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit Number	Description
10.1	Executive Separation and Consulting Agreement dated as of January 11, 2007 by and between eMagin Corporation and Gary W. Jones.

99.1	Press Release of eMagin Corporation dated as of January 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eMagin Corporation

Date: January 19, 2007	By:	/s/ K.C. Park
Dr. K.C. Park
Interim Chief Executive Officer